EXHIBIT 99.1

NEWS
RELEASE

2004-15

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPURCHASES TENDERED 11¾% NOTES

HOUSTON, TEXAS, October 4, 2004 – Frontier Oil Corporation (NYSE: FTO) today announced that $65.5 million of its $170.5 million 11¾% Senior Notes due 2009 (“11¾% Notes”) have been tendered for early repurchase under the Company’s outstanding tender offer. The Company has waived the minimum tender and supplemental indenture conditions to the outstanding tender offer and consent solicitation for the 11¾% Notes and has accepted all of the outstanding 11¾% Notes tendered by 5:00 p.m. E.D.T. on Friday, October 1, 2004 for purchase and payment. The Company will repurchase the tendered 11¾% Notes at a repurchase price of $1,065 per $1,000 principal amount, which includes a consent payment of $20, plus accrued and unpaid interest to the repurchase date.

The tender offer will expire at midnight E.D.T. on October 18, 2004. Holders of the 11¾% Notes tendering after the consent period will receive only the tender offer consideration of $1,045 per $1,000 principal amount, plus accrued interest to the repurchase date, and will not receive the consent payment. The 11¾% Notes become callable by the Company on November 15, 2004 at a redemption price of $1,058.75 per $1,000 principal amount, plus accrued interest to the redemption date, as provided for in the indenture governing the 11¾% Notes.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated September 20, 2004.

Frontier, headquartered in Houston, operates a 110,000 bpd refinery located in El Dorado, Kansas and a 46,000 bpd refinery located in Cheyenne, Wyoming. Information about the Company may be found on its web site www.frontieroil.com.

This news release includes forward-looking statements concerning the Company. These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.

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